Prudential Investments LLC
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

AST Investment Services, Inc.
One Corporate Drive
Shelton, Connecticut 06484

March 30, 2012

The Board of Trustees of Advanced Series Trust
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102

Re:     Contractual Investment Management Fee Waiver for

AST Schroders Global Tactical Portfolio

Prudential Investments LLC and AST Investment Services, Inc. hereby agree to waive a portion of their investment management fees for the AST Schroders Global Tactical Portfolio so that the Portfolio’s investment management fee would equal 0.95% of the Portfolio’s first $4 billion of average daily net assets and 0.93% of the Portfolio’s average daily net assets in excess of $4 billion through June 30, 2013.  The Portfolio’s contractual investment management fee rate will remain unchanged.

Very truly yours,

PRUDENTIAL INVESTMENTS LLC

By:	/s/ Timothy S. Cronin

Name: Timothy S. Cronin
Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By:	/s/ Timothy S. Cronin

Name: Timothy S. Cronin
Title: President